FORM OF
                         DISTRIBUTION AND SERVICE PLAN
                             (Class B Shares Only)


     WHEREAS, TANAKA Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (the "Funds") as may be established and designated from time to time;

     WHEREAS, the Board of Directors of the Company has determined to adopt a Distribution and Service Plan (the "Plan") in accordance with the requirements of the Act and has determined that there is a reasonable likelihood that the Plan will benefit the Company and its shareholders;

     NOW, THEREFORE, the Company hereby adopts the Plan to apply only to Class B shares on the following terms and conditions:

     1. The Plan will pertain to the Class B shares of TANAKA Growth Fund and the Class B shares of such other Funds as shall be designated from time to time by the Board of Directors in any supplement to the Plan.

     2. The Funds may charge a fee for distribution of the Class B shares of each Fund and for services to Class B shareholders of each Fund at the annual rate of 1.00% of each Fund's average daily net assets attributable to the Class B shares. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. Costs and expenses for the services rendered pursuant to paragraphs 3 and 4 of this Plan not reimbursed in any one given month may be reimbursed in a subsequent month. If this Plan is terminated with respect to a Fund, the Fund will owe no payments other than any portion of the distribution fee accrued through the effective date of termination but then unpaid.

     3. The amount set forth in paragraph 2 of this Plan may be paid to a distributor of the Class B shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of the Class B shares of a Fund, including, but not limited to, compensation to broker-dealers that have entered into a Dealer Agreement with the distributor, compensation to and expenses of employees of the distributor who engage in or support distribution of a Fund's Class B shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing; provided, however, that a portion equal to 0.25% of each Fund's average daily net assets attributable to Class B shall be paid to it for account maintenance and personal service to shareholders (the "Service Fee").

     4. The services for which the Service Fee may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class B shares of a

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

Fund, answering routine inquiries concerning a Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments.

     5. The Plan shall not take effect with respect to the Class B shares of a Fund until it has been approved by a vote of at least a majority of the outstanding Class B voting securities of a Fund (as defined in the Act) if the Class B shares of the Fund have already been publicly offered. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to the Class B shares of a Fund if a majority of the outstanding Class B voting securities of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Company or of any other Fund or class.

     6. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by the vote of a majority of both (a) the Board of Directors of the Company, and (b) those Directors of the Company who are not "interested persons" (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     7. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6.

     8. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreements shall provide to the Company's Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     9. Any agreement related to the Plan shall be in writing and shall provide:
(a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding Class B voting securities of the Fund (as defined in the Act), on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     10. The Plan may be terminated at any time with respect to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors, or by vote of a majority of the outstanding Class B voting securities of the Fund. If the Plan is terminated with respect to a Fund, that Fund will not be obligated to reimburse a distributor for any unreimbursed trail fee payments.

     11. The Plan may be amended at any time with respect to a Fund by the Company's Board of Directors, provided that (a) any amendment to increase materially the costs which a Fund may bear for distribution (including the Service Fee) pursuant to the Plan shall be effective

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only upon  approval  by a vote of a majority of the  outstanding  Class B voting securities of the Fund (as defined in the Act), and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 hereof.

     12. While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

     13. The Company shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

     14. It is understood and expressly stipulated that neither the holders of shares of the Company nor any Director, officer, agent or employees of the Company shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Company only shall be liable.

     IN WITNESS WHEREOF, the Company has adopted this Distribution and Service Plan effective as of the ____ day of ____________, 1998.



                                       TANAKA FUNDS, INC.





                                       By:
                                          ----------------------
                                          Name:
                                          Title:




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